Mail Stop 3-8


								April 20, 2005



Herbert M. Mueller
Vice President, Chief Financial Officer and Treasurer
Delta Apparel, Inc.
2750 Premiere Parkway, Suite 100
Duluth, Georgia 30097

		RE:	Delta Apparel, Inc.
			File No. 1-15583
			Form 10-K for the year ended July 3, 2004
			Filed September 10, 2004
			Form 10-Q for the quarter ended October 2, 2004


Dear Mr. Mueller:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,


							George F. Ohsiek, Jr.
							Branch Chief

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April 20, 2005
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